DXP Enterprises, Inc. Announces Completion of Public Offering

Houston, Texas, June 7, 2007 -- DXP Enterprises, Inc. (NASDAQ: DXPE) announced today the completion of its public offering of 1,000,000 shares of common stock, all of which were sold by the Company, at $47.00 per share. The Company expects to use the net proceeds from the public offering to repay all outstanding borrowings of approximately $35.0 million under its existing $50 million revolving credit facility, with the remaining estimated net proceeds of approximately $9.6 million to be used for general corporate purposes, which may include acquisitions.

“The sale of these shares provides DXP with increased financial resources, including $50 million available to be borrowed under our revolving credit facility, to support internal growth and acquisitions,” said David R. Little, Chairman and Chief Executive Officer.

The offering was managed by Stephens Inc. as placement agent.

A registration statement relating to these securities has been filed with and declared effective by the Securities and Exchange Commission. This press release does not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sale of these securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

DXP Enterprises, Inc. is a leading products and service distributor focused on adding value and total cost savings solutions to MRO and OEM customers in virtually every industry since 1908. DXP provides innovative pumping solutions, integrated supply and MROP (maintenance, repair, operating and production) services that emphasize and utilize DXP's vast product knowledge and technical expertise in pumps, bearings, power transmission, seals, hose, safety, fluid power, and electrical and industrial supplies. DXP's breadth of MROP products and service solutions allows DXP to be flexible and customer driven, creating competitive advantages for its customers.

The Private Securities Litigation Reform Act of 1995 provides a "safe-harbor" for forward-looking statements. Certain information included in this press release (as well as information included in oral statements or other written statements made by or to be made by the Company) contains statements that are forward-looking. Such forward-looking information involves important risks and uncertainties that could significantly affect anticipated results in the future; and accordingly, such results may differ from those expressed in any forward-looking statement made by or on behalf of the Company. These risks and uncertainties include, but are not limited to, the ability to obtain needed capital, dependence on existing management, leverage and debt service, domestic or global economic conditions, changes in customer preferences and attitudes, and the status of acquisition discussions. For more information, review the Company's filings with the Securities and Exchange Commission. Contact Information: DXP Enterprises, Inc., Houston Senior Vice President, Finance & CFO Mac McConnell, 713-996-4700 www.dxpe.com.